Exhibit 10.2

FORM OF

RESTRICTED SHARE UNIT

TERMS OF AWARD

UNDER

STEREOTAXIS, INC. 2012 STOCK INCENTIVE PLAN

DIRECTOR AWARD

On                          (“Grant Date”), the Company granted to Director an Award of restricted share units (“RSUs”) under the Stereotaxis, Inc. 2012 Stock Incentive Plan, as amended the (“Plan”). The date of grant and the number of RSUs covered by this Award are set forth in the Award letter you received from the Company (“Statement”). The Statement and these Terms of Award collectively constitute the terms and conditions of the Award for the RSUs and describe the conditions applicable to such Awards.

1. Award Subject to Plan. This Award is granted under and is expressly subject to, all the terms and provisions of the Plan, which terms are incorporated herein by reference.

2. Definitions. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan. The following terms shall have the following meanings, except where otherwise noted:

(a) “Change of Control” means the occurrence of one or more of the following:

(i)	The purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Act (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 35% or more of either the then-outstanding shares of common stock of the Company or the combined power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors;

(ii)	Individuals who, as of the date hereof, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threaten election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

(iii)	The consummation of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the

Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

(b) “Company” means Stereotaxis, Inc., a Delaware corporation.

3. Grant of RSUs. Each RSU represents the right to receive one share of Common Stock at the time provided under these Terms of Award, provided that such RSU is vested at such time. Until such time (if any) as shares of stock are delivered to the Director, the Director will not have any of the rights of a common shareholder of the Company with respect such shares. Director shall have no voting or dividend equivalent rights with respect to the RSUs.

4. Vesting. One hundred percent (100%) of the RSUs will become vested on the earliest to occur of (i) the fifth anniversary of the Grant Date, (ii) the date on which the service of the Director on the Board terminates, or (iii) a Change of Control, (the “Vesting Date”). Notwithstanding the foregoing, directors receiving an award of RSUs may elect to receive the RSUs pursuant to an alternate vesting schedule under which the RSUs will vest immediately but will be subject to a one year limit on trading, provided that such an election is made in the year preceding the year in which the RSUs are earned. With respect to awards granted for 2017 services, the Company shall select the applicable vesting schedule. The Company has selected that Directors who joined the Company board prior to January 1, 2016 shall receive shares subject to the alternate vesting schedule.

5. RSUs Non-Transferable. RSUs awarded hereunder shall not be transferable by the Director. Except as may be required by the federal income tax withholding provisions of the Code or by the tax laws of any State, the interests of the Director under this Agreement are not subject to the claims of his or her creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by the Director to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

6. Delivery of Shares.The Company shall deliver to the Director a number of shares equal to the number of RSUs (if any) that vest pursuant to this Award. Such delivery shall take place as soon as practicable.

7. Committee Administration. These Awards have been granted pursuant to a determination made by the Compensation Committee, and such Committee or any successor or substitute committee authorized by the Board of Directors or the Board of Directors itself, subject to the express terms of these Awards, shall have plenary authority to interpret any provision of this grant and to make any determinations necessary or advisable for the administration of this grant and the exercise of the rights herein granted, and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Director by the express terms hereof.

8. Effect of Award Certificate: Severability. This Award shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or enforceability of any provision of this Award shall not affect the validity of enforceability of any other provision of this Award.

9. Code Section 409A. Notwithstanding anything in this Award to the contrary, this Award is intended to comply with the requirements imposed by Internal Revenue Code Section 409A. If any Plan provision or Award would result in the imposition of an additional tax under Section 409A of the Code, the Company and the Director intend that the Plan provisions or Award will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Director’s rights to an Award. The Director further agrees that the Committee, in the exercise of its sole discretion and without the consent of the Director, may amend or modify an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to meet the requirements of Section 409A of the Code as the Committee deems appropriate or desirable. Notwithstanding anything in the Plan, an Award, or any other agreement (written or oral) to the contrary, if the Director is a “specified employee” (within the meaning of Code Section 409A) on the date of separation from service, any payments made with respect to such separation from service under any Award will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to the Director during the five-day period commencing on the expiration of the six-month period measured from the date of the Director’s separation from service. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments so deferred will be paid to the Director in a lump sum payment without interest. Any remaining payments and benefits due under an Award will be paid as otherwise provided in the Award.

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